UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   LaRoche, Jr., Richard F.
   2103 Shannon Drive
   Murfreesboro, TN  37129
2. Issuer Name and Ticker or Trading Symbol
   National Health Investors, Inc.
   NHI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 29, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Trustee of LaRoche Charitab|      |    | |                  |   |           |19,848             |I     |Trustee                    |
le Lead Trust              |      |    | |                  |   |           |                   |      |                           |
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LaRoche Family L.P.        |      |    | |                  |   |           |17,573             |I     |Family Partnership         |
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Trustee of G.R.A.T.        |      |    | |                  |   |           |29,523             |I     |Trustee                    |
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Shannon Associates         |2/25/0|P   | |12,130            |A  |$13.45     |278,759            |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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LaRoche Enterprises        |2/15/0|P   | |1,800             |A  |$14.875    |                   |D     |Partnership                |
                           |0     |    | |                  |   |           |                   |      |                           |
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LaRoche Enterprises        |2/16/0|P   | |6,100             |A  |$14.875    |                   |D     |Partnership                |
                           |0     |    | |                  |   |           |                   |      |                           |
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LaRoche Enterprises        |2/16/0|P   | |4,900             |A  |$14.875    |41,975             |D     |Partnership                |
                           |0     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option for Shares     |$36.00  |1/15/|A   | |30,000     |A  |1/97 |1/200|Common Stock|30,000 |$36.00 |30,000      |D  |            |
                      |        |97   |    | |           |   |     |2    |            |       |       |            |   |            |
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Option for Shares     |$14.50  |10/26|A   | |20,000     |A  |10/99|10/26|Common Stock|20,000 |$14.50 |20,000      |D  |            |
                      |        |/99  |    | |           |   |     |/05  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses: